Frederick County Bancorp, Inc. Reports Results for the Fourth Quarter 2011

FREDERICK, Md., Jan. 20, 2012 /PRNewswire/ -- Frederick County Bancorp, Inc. (the "Company") (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank (FCB), announced today that for the quarter ended December 31, 2011, the Company recorded net income of $344 thousand and diluted earnings per share of $0.23, as compared to net income of $267 thousand and diluted earnings per share of $0.18 recorded for the fourth quarter of 2010.

The Company reported net income of $1.02 million and diluted earnings per share of $0.68 for the year ended December 31, 2011, as compared to net income of $1.16 million and diluted earnings per share of $0.78 for the same period in 2010. Full year 2011 earnings included a provision for loan losses of $1.74 million and securities gains in the amount of $386 thousand, as compared to a provision for loan losses of $1.66 million and securities gains in the amount of $283 thousand for 2010.

The increased provision for loan losses for the twelve month period reflects the adverse impact that continued weak economic conditions have had on borrowers' ability to repay loans as well as declining loan collateral valuations. Consequently, there has been a material increase in the ratio of nonperforming assets to total assets. At December 31, 2011, the ratio of nonperforming assets to total assets was 1.89%, consisting of $2.02 million in nonaccrual loans and $3.49 million in foreclosed properties, as compared to 1.01% at December 31, 2010, consisting of $2.20 million in nonaccrual loans and $726 thousand in foreclosed properties.

The allowance for loan losses was $3.22 million and $3.72 million as of December 31, 2011 and 2010, respectively and the ratio of the allowance for loan losses to total loans stood at 1.51% and 1.78% as of December 31, 2011 and 2010, respectively. The decrease in the allowance was the result of charge-offs taken during the current year. Nonperforming assets stood at $5.52 million at December 31, 2011 and at $2.93 million at December 31, 2010.

Net loan charge-offs for the full year of 2011 totaled $2.24 million, which consists primarily of nine (9) commercial real estate and three (3) commercial loan relationships. This compares to net loan charge-offs for the same period in 2010 totaling $1.07 million consisting predominately of two (2) construction, one (1) commercial real estate, three (3) commercial, one (1) residential real estate and one (1) consumer loan relationships. For the quarter end December 31, 2011, net charge-offs were $137 thousand for one (1) commercial loan relationship compared to $460 thousand for four (4) commercial loan relationships during the same period in 2010.

The Company also reported that, as of December 31, 2011, assets stood at $292.0 million, with total deposits of $246.5 million and gross loans of $212.3 million, representing an increase of 1.0%, a decrease of 0.9% and an increase of 1.4% respectively, compared to the full year of 2010. Loan and deposit growth, and consequently asset growth, were relatively flat for the year and reflect management's intent to strengthen the Company's capital ratios. The net interest margin was 3.93% for the year 2011 and 3.89% for the year 2010, which was positively impacted by the reduced expense of the Company's cost of funds. This improvement noted in the net interest margin during 2011 is expected to moderate going forward.

President and CEO Martin S. Lapera said, "Frederick County Bank remains well capitalized. With ratios of 13.94% and 12.69% for Total Risk-Based Capital and Tier 1 Capital, respectively, compared to the regulatory minimums of 10.00% and 6.00%, our capital ratios significantly exceed the regulatory requirements for well capitalized banks. Our liquidity position remains strong, with $25.2 million in federal funds sold and interest-bearing deposits in other banks, which equates to 8.5% of assets."

Frederick County Bank commenced operations in 2001 and has posted positive quarterly earnings continuously since 2002, its second year in operation. The Bank is headquartered in Frederick, Maryland, and conducts full service commercial banking services through five offices, four of which are in the City of Frederick and one office located in Walkersville, Maryland. FCB's newest branch office adjacent to East Patrick Street opened on January 11, 2012. Frederick County Bank maintains a solid Four Star Rating from Bankrate.com as of September 30, 2011 and the top Five Star Rating from Bauer Financial, Inc., as of September 30, 2011.

	December 31,	December 31,
	2011	2010
(dollars in thousands)	(unaudited)	(audited)
Total assets	$ 292,012	$ 289,043
Cash and due from banks	1,680	1,469
Federal funds sold and other overnight investments	25,168	40,596
Investment securities - available for sale	36,423	30,178
Restricted stock	1,510	1,521
Loans, net	209,099	205,669
Allowance for loan losses	3,216	3,718
Deposits	246,487	248,624
Short-term borrowings	2,700	300
Long-term borrowings	10,000	10,000
Junior subordinated debentures	6,186	6,186
Shareholders' equity	25,457	23,195

Nonperforming assets	5,515	2,928

SELECTED FINANCIAL DATA
	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
(dollars in thousands, except per share data)	(unaudited)	(unaudited)	(unaudited)	(audited)
SUMMARY OF OPERATING RESULTS:
Interest income	$ 3,313	$ 3,630	$ 13,612	$ 14,496
Interest expense	642	908	3,010	3,948
Net interest income	2,671	2,722	10,602	10,548
Provision for loan losses	225	650	1,740	1,660
Net interest income after provision for loan losses	2,446	2,072	8,862	8,888
Securities gains	-	198	386	283
Loss on sale of foreclosed properties	-	-	(18)	-
Noninterest income (excluding gains (losses))	189	133	627	566
Noninterest expense	2,159	2,008	8,517	7,956
Income before provision for income tax expenses	476	395	1,340	1,781
Provision for income tax expense	132	128	316	626
Net income	344	267	1,024	1,155

Net charge-offs	137	460	2,242	1,069

PER COMMON SHARE DATA:
Basic earnings per share	$ 0.23	$ 0.18	$ 0.69	$ 0.79
Diluted earnings per share	$ 0.23	$ 0.18	$ 0.68	$ 0.78
Basic weighted average number of shares outstanding	1,515,793	1,469,364	1,487,307	1,469,100
Diluted weighted average number of shares outstanding	1,518,794	1,484,618	1,513,763	1,482,350
Common shares outstanding	1,514,314	1,469,364	1,514,314	1,469,364
Dividends paid	$ -	$ -	$ 0.10	$ -
Book value per share	$ 16.81	$ 15.79	$ 16.81	$ 15.79

SELECTED UNAUDITED FINANCIAL RATIOS:
Return on average assets	0.47%	0.37%	0.35%	0.40%
Return on average equity	5.43%	4.58%	4.20%	5.04%
Allowance for loan losses to total loans	1.51%	1.78%	1.51%	1.78%
Nonperforming assets to total assets	1.89%	1.01%	1.89%	1.01%
Ratio of net charge-offs to average loans	0.06%	0.21%	1.07%	0.49%
Tier 1 capital to risk-weighted assets	12.69%	12.86%	12.69%	12.86%
Total capital to risk-weighted assets	13.94%	14.11%	13.94%	14.11%
Tier 1 capital to average assets	10.51%	10.03%	10.51%	10.03%
Average equity to average assets	8.69%	8.01%	8.35%	8.02%

Weighted average yield/rate on:
Loans	5.78%	6.25%	5.94%	6.26%
Interest-earning assets	4.82%	5.16%	5.00%	5.31%
Interest-bearing liabilities	1.14%	1.58%	1.34%	1.78%
Net interest spread	3.67%	3.58%	3.67%	3.53%
Net interest margin	3.89%	3.90%	3.93%	3.89%

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Forward-looking statements can generally be identified by the use of forward- looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates" or similar terminology. Such statements, specifically regarding the Company's intentions regarding growth and market expansion, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect the Company specifically, its existing and target market areas or the banking industry generally. Forward-looking statements speak only as of the date they are made. The Company will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Company's reports filed with the U.S. Securities and Exchange Commission.

CONTACT: William R. Talley, Jr., Executive Vice President, Chief Financial Officer and Chief Operating Officer, +1-240-529-1507